Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 27, 2020, relating to the financial statements and financial highlights of Walthausen Focused Small Cap Value Fund (formerly known as Walthausen Select Value Fund), a series of Walthausen Funds, for the year ended January 31, 2020, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
October 9, 2020